2Q26 Key Financial Data				2Q26 Financial Highlights
PROFITABILITY METRICS	2Q26	1Q26	2Q25

•Record net revenue of $7,712 million, including year-over-year increases of 7.5% in net interest income (taxable-equivalent basis) and 13.2% in fee revenue
•Net income of $2,177 million, an increase of 20% year-over-year
•Diluted earnings per common share of $1.35, an increase of 22% year-over-year
•Positive operating leverage of 400 basis points from the prior year quarter
•Return on average assets of 1.26% and efficiency ratio of 57.1%, both improved on a year-over-year and a linked quarter basis
•Net interest margin of 2.79%, an increase of 13 basis points on a year-over-year basis
•CET1 capital ratio of 10.8% at June 30, 2026
•Average total deposits increased 2.4% on a year-over-year basis
•Average total loans increased 7.1% on a year-over-year basis and 3.0% on a linked quarter basis
•Completed the acquisition of BTIG, reflecting approximately $98 million in fee revenue and $84 million of noninterest expense

Return on average assets (%)	1.26	1.15	1.08
Return on average common equity (%)	14.0	12.6	12.9
Return on tangible common equity (%)(a)	18.7	17.0	18.0
Net interest margin (%)	2.79	2.77	2.66
Efficiency ratio (%)(a)	57.1	58.2	59.2

INCOME STATEMENT(b)	2Q26	1Q26	2Q25
Net interest income (taxable-equivalent basis)	$4,387	$4,291	$4,080
Noninterest income	$3,325	$2,997	$2,924
Noninterest expense	$4,428	$4,265	$4,181
Net income attributable to U.S. Bancorp	$2,177	$1,945	$1,815
Diluted earnings per common share	$1.35	$1.18	$1.11
Dividends declared per common share	$.52	$.52	$.50

BALANCE SHEET(b)	2Q26	1Q26	2Q25
Average total loans	$405,481	$393,560	$378,529
Average total deposits	$515,080	$515,119	$502,890
Net charge-off ratio (%)	.53	.56	.59
Book value per common share (period end)	$38.91	$37.93	$35.06
Tangible book value per common share (period end)(a)	$30.04	$29.56	$26.52
Basel III standardized CET1 (%)(c)	10.8	10.8	10.7

(a) See Non-GAAP Financial Measures reconciliation on page 16 (b) Dollars in millions, except per share data (c) CET1 = Common equity tier 1 capital ratio

CEO Commentary
“Second quarter results were strong, with record net revenue of $7.7 billion driving diluted earnings per share of $1.35, up 22% year-over-year, and return on tangible common equity of 18.7%. Strong loan growth, a third consecutive quarter of record consumer deposits, broad-based fee income momentum, and productivity drove 400 basis points of positive operating leverage. Credit quality continues to improve.

We enter the second half of the year with a favorable economic backdrop and strong momentum, supported by our diversified business mix, interconnected franchise, and disciplined execution. This quarter’s successful completion of the BTIG acquisition enhances our capital markets capabilities and provides additional opportunities to deepen client relationships.

We remain focused on delivering sustainable growth, attractive returns, and long-term value for shareholders. On behalf of all of us at U.S. Bank, I want to thank our clients and shareholders for your continued trust and support and extend a warm welcome to our new BTIG colleagues.”
— Gunjan Kedia, CEO, U.S. Bancorp

Business and Other Highlights
U.S. Bancorp completes acquisition of BTIG
U.S. Bancorp has completed its acquisition of Condor Trading LP and its subsidiaries, including BTIG, LLC ("BTIG"), marking a significant expansion of the company’s capital markets capabilities and strengthening its ability to serve corporate and institutional clients. Effective June 1, 2026, BTIG joined U.S. Bancorp with a suite of complementary businesses, including institutional equity sales and trading, equity capital markets, electronic trading and mergers and acquisitions advisory services. Founded in 2005, BTIG is a leading investment banking and brokerage firm that ranks among the top 10 U.S. brokers for high-touch equity trading volume and has participated in more than 1,350 investment banking transactions since 2015. This acquisition brings together BTIG’s deep market expertise with the scale and resources of a diversified financial institution, creating new opportunities for clients and accelerating the company’s capital markets momentum.

Elavon expands its All-In-One payments platform
Elavon, a wholly owned subsidiary of U.S. Bank, expanded its All-In-One payments platform across North America, helping businesses deliver more seamless commerce experiences across in-store, mobile and online channels. The platform combines Elavon’s payments infrastructure with a growing ecosystem of technology partners, giving merchants a unified way to manage payments and operations while improving customer experiences. Designed for industries such as hospitality, healthcare and retail, the platform integrates payment acceptance, point-of-sale software and business operations into a single solution. The platform leverages Android-based devices that combine payment processing and point-of-sale capabilities. Elavon has also expanded integrations with other leading technology providers allowing businesses to streamline service, increase productivity and scale more easily. The All-In-One platform helps organizations launch quickly, manage transactions from a single system and operate more efficiently while delivering consistent experiences across every customer touchpoint.

Investor contact: Brian Mauney, Brian.Mauney@usbank.com | Media contact: Jeff Shelman, Jeffrey.Shelman@usbank.com

U.S. Bancorp Second Quarter 2026 Results

INCOME STATEMENT HIGHLIGHTS
($ in millions, except per share data)
				Percent Change
	2Q 2026	1Q 2026	2Q 2025	2Q26 vs 1Q26	2Q26 vs 2Q25	YTD 2026	YTD 2025	Percent Change

Net interest income	$4,361	$4,263	$4,051	2.3	7.7	$8,624	$8,143	5.9
Taxable-equivalent adjustment	26	28	29	(7.1)	(10.3)	54	59	(8.5)
Net interest income (taxable-equivalent basis)	4,387	4,291	4,080	2.2	7.5	8,678	8,202	5.8
Noninterest income	3,325	2,997	2,924	10.9	13.7	6,322	5,760	9.8
Total net revenue	7,712	7,288	7,004	5.8	10.1	15,000	13,962	7.4
Noninterest expense	4,428	4,265	4,181	3.8	5.9	8,693	8,413	3.3
Income before provision and income taxes	3,284	3,023	2,823	8.6	16.3	6,307	5,549	13.7
Provision for credit losses	538	576	501	(6.6)	7.4	1,114	1,038	7.3
Income before taxes	2,746	2,447	2,322	12.2	18.3	5,193	4,511	15.1
Income taxes and taxable-equivalent adjustment	563	497	501	13.3	12.4	1,060	974	8.8
Net income	2,183	1,950	1,821	11.9	19.9	4,133	3,537	16.9
Net (income) loss attributable to noncontrolling interests	(6)	(5)	(6)	(20.0)	—	(11)	(13)	15.4
Net income attributable to U.S. Bancorp	$2,177	$1,945	$1,815	11.9	19.9	$4,122	$3,524	17.0
Net income applicable to U.S. Bancorp common shareholders	$2,098	$1,841	$1,733	14.0	21.1	$3,939	$3,336	18.1
Diluted earnings per common share	$1.35	$1.18	$1.11	14.4	21.6	$2.53	$2.14	18.2

Net income attributable to U.S. Bancorp was $2,177 million for the second quarter of 2026, $362 million higher than the second quarter of 2025 and $232 million higher than the first quarter of 2026. Diluted earnings per common share was $1.35 in the second quarter of 2026, compared with $1.11 in the second quarter of 2025 and $1.18 in the first quarter of 2026.
The year-over-year increase in net income attributable to U.S. Bancorp was driven by higher total net revenue, partially offset by higher noninterest expense and higher provision for credit losses. Net interest income increased 7.5 percent on a taxable-equivalent basis, primarily due to loan growth, improved earning asset mix and benefits from fixed asset repricing, while net interest margin increased to 2.79 percent from 2.66 percent. Noninterest income increased 13.7 percent, reflecting higher revenue across all fee revenue categories and the contribution from the BTIG acquisition. Noninterest expense increased 5.9 percent primarily due to the impact of the BTIG acquisition, higher compensation and employee benefits expense, higher technology and communications expense, and increased marketing and business development expense. The provision for credit losses increased 7.4 percent, primarily due to loan portfolio growth.
Compared with the first quarter of 2026, net income attributable to U.S. Bancorp increased primarily due to higher total net revenue and lower provision for credit losses, partially offset by higher noninterest expense. Net interest income increased 2.2 percent on a taxable-equivalent basis, primarily driven by loan growth and benefits from fixed asset repricing, while net interest margin increased to 2.79 percent from 2.77 percent. Noninterest income increased 10.9 percent, reflecting higher revenue across all fee revenue categories and the contribution from the BTIG acquisition. Noninterest expense increased 3.8 percent, reflecting the impact of the BTIG acquisition, higher compensation and employee benefits expense, higher professional services expense, and higher technology and communications expense. The provision for credit losses decreased 6.6 percent due to stabilizing economic conditions and improving credit quality.

U.S. Bancorp Second Quarter 2026 Results

NET INTEREST INCOME
(Taxable-equivalent basis; $ in millions)				Change
	2Q 2026	1Q 2026	2Q 2025	2Q26 vs 1Q26	2Q26 vs 2Q25	YTD 2026	YTD 2025	Change

Components of net interest income
Income on earning assets(a)	$7,624	$7,435	$7,633	$189	$(9)	$15,059	$15,179	$(120)
Expense on interest-bearing liabilities(a)	3,237	3,144	3,553	93	(316)	6,381	6,977	(596)
Net interest income	$4,387	$4,291	$4,080	$96	$307	$8,678	$8,202	$476

Average yields and rates paid
Earning assets yield	4.86%	4.83%	4.99%	.03%	(.13)%	4.85%	4.99%	(.14)%
Rate paid on interest-bearing liabilities	2.50	2.47	2.80	.03	(.30)	2.49	2.78	(.29)
Gross interest margin	2.36%	2.36%	2.19%	—%	.17%	2.36%	2.21%	.15%
Net interest margin	2.79%	2.77%	2.66%	.02%	.13%	2.78%	2.69%	.09%

Average balances
Investment securities(b)	$170,528	$171,471	$172,841	$(943)	$(2,313)	$170,997	$172,014	$(1,017)
Loans held for sale	2,783	2,326	4,843	457	(2,060)	2,556	3,341	(785)
Loans	405,481	393,560	378,529	11,921	26,952	399,553	378,777	20,776
Interest-bearing deposits with banks	32,450	38,855	41,550	(6,405)	(9,100)	35,635	42,637	(7,002)
Other earning assets	17,759	17,950	15,579	(191)	2,180	17,854	15,025	2,829
Earning assets	629,001	624,162	613,342	4,839	15,659	626,595	611,794	14,801
Interest-bearing liabilities	519,910	515,578	508,918	4,332	10,992	517,756	506,484	11,272

(a) Presentation of interest income and interest expense related to certain repurchase and reverse repurchase transactions recorded under enforceable netting agreements are shown on a net basis, consistent with presentation of the related balances on the consolidated balance sheet. Total interest income and interest expense reflected on a gross basis for these arrangements was $8,159 million and $3,772 million, respectively, for the three months ended June 30, 2026, compared with $7,866 million and $3,575 million, respectively, for the three months ended March 31, 2026.

(b) Excludes unrealized gain (loss)

Net interest income on a taxable-equivalent basis was $4,387 million in the second quarter of 2026, an increase of $307 million (7.5 percent) compared with the second quarter of 2025. The increase primarily reflected loan growth, an improved earning asset mix, and benefits from fixed asset repricing. Average earning assets were $15.7 billion (2.6 percent) higher than the second quarter of 2025, reflecting an increase of $27.0 billion (7.1 percent) in average loans, partially offset by a decrease of $9.1 billion (21.9 percent) in average interest-bearing deposits with banks.
On a linked quarter basis, net interest income on a taxable-equivalent basis increased $96 million (2.2 percent) primarily driven by loan growth and benefits from fixed asset repricing. Average earning assets were $4.8 billion (0.8 percent) higher than the prior quarter, reflecting an increase of $11.9 billion (3.0 percent) in average loans, partially offset by a decrease of $6.4 billion (16.5 percent) in average interest-bearing deposits with banks.
Net interest margin was 2.79 percent in the second quarter of 2026, compared with 2.66 percent in the second quarter of 2025 and 2.77 percent in the first quarter of 2026. The increase from the prior year quarter and the linked quarter reflected the combined effects of loan growth, improved earning asset mix and benefits from fixed asset repricing.

U.S. Bancorp Second Quarter 2026 Results

AVERAGE LOANS
($ in millions)				Percent Change
	2Q 2026	1Q 2026	2Q 2025	2Q26 vs 1Q26	2Q26 vs 2Q25	YTD 2026	YTD 2025	Percent Change

Commercial	$152,925	$145,397	$133,755	5.2	14.3	$149,181	$132,013	13.0
Lease financing	4,459	4,436	4,211.5		5.9	4,448	4,206	5.8
Total commercial	157,384	149,833	137,966	5.0	14.1	153,629	136,219	12.8

Commercial mortgages	41,840	39,969	38,194	4.7	9.5	40,909	38,408	6.5
Construction and development	9,417	9,439	10,272	(.2)	(8.3)	9,429	10,269	(8.2)
Total commercial real estate	51,257	49,408	48,466	3.7	5.8	50,338	48,677	3.4

Residential mortgages	117,196	116,690	115,616.4		1.4	116,944	117,221	(.2)

Credit card	38,403	37,341	35,439	2.8	8.4	37,875	35,262	7.4

Retail leasing	3,746	3,525	3,869	6.3	(3.2)	3,636	3,929	(7.5)
Home equity and second mortgages	14,055	13,972	13,678.6		2.8	14,014	13,610	3.0
Other	23,440	22,791	23,495	2.8	(.2)	23,117	23,859	(3.1)
Total other retail	41,241	40,288	41,042	2.4	.5	40,767	41,398	(1.5)

Total loans	$405,481	$393,560	$378,529	3.0	7.1	$399,553	$378,777	5.5

Average total loans for the second quarter of 2026 increased $27.0 billion (7.1 percent) compared with the second quarter of 2025. The increase was driven by growth in total commercial loans, total commercial real estate loans, and credit card loans. Growth in total commercial loans reflected higher corporate loans and loans to financial institutions. Growth in total commercial real estate loans was primarily driven by commercial mortgage originations, while credit card loan growth reflected higher sales volumes.
Compared with the first quarter of 2026, average total loans increased $11.9 billion (3.0 percent), driven by growth in total commercial loans and total commercial real estate loans. Higher total commercial loans reflected growth in corporate loans, loans to financial institutions, and other commercial loans, while growth in commercial real estate loans was primarily driven by commercial mortgage originations.

U.S. Bancorp Second Quarter 2026 Results

AVERAGE DEPOSITS
($ in millions)				Percent Change
	2Q 2026	1Q 2026	2Q 2025	2Q26 vs 1Q26	2Q26 vs 2Q25	YTD 2026	YTD 2025	Percent Change

Noninterest-bearing deposits	$80,611	$80,628	$79,117	—	1.9	$80,620	$79,405	1.5
Interest-bearing savings deposits
Interest checking	132,358	130,600	131,599	1.3	.6	131,484	128,642	2.2
Money market savings	181,978	188,986	177,087	(3.7)	2.8	185,463	186,213	(.4)
Savings accounts	73,709	68,305	58,171	7.9	26.7	71,022	54,243	30.9
Total savings deposits	388,045	387,891	366,857	—	5.8	387,969	369,098	5.1
Time deposits	46,424	46,600	56,916	(.4)	(18.4)	46,511	56,199	(17.2)
Total interest-bearing deposits	434,469	434,491	423,773	—	2.5	434,480	425,297	2.2
Total deposits	$515,080	$515,119	$502,890	—	2.4	$515,100	$504,702	2.1

Average total deposits in the second quarter of 2026 increased $12.2 billion (2.4 percent) compared with the second quarter of 2025. Average total interest-bearing deposits increased, driven by growth in Consumer and Business Banking savings accounts and Wealth, Corporate, Commercial and Institutional Banking money market accounts, partially offset by lower time deposit balances in Treasury and Corporate Support. Time deposit balances are managed as an alternative funding source based on relative pricing and liquidity considerations.

Compared with the first quarter of 2026, average total deposits were relatively flat. Growth in savings accounts, primarily within Consumer and Business Banking, was offset by lower money market savings balances, primarily within Wealth, Corporate, Commercial and Institutional Banking and Consumer and Business Banking.

U.S. Bancorp Second Quarter 2026 Results

NONINTEREST INCOME
($ in millions)				Percent Change
	2Q 2026	1Q 2026	2Q 2025	2Q26 vs 1Q26	2Q26 vs 2Q25	YTD 2026	YTD 2025	Percent Change

Card revenue	$435	$391	$413	11.3	5.3	$826	$787	5.0
Corporate payment and treasury management revenue	440	408	421	7.8	4.5	848	821	3.3
Merchant processing services	485	436	474	11.2	2.3	921	889	3.6
Trust and investment management fees	785	745	703	5.4	11.7	1,530	1,383	10.6
Lending and deposit-related fees	308	294	277	4.8	11.2	602	543	10.9
Capital markets revenue	512	377	315	35.8	62.5	889	607	46.5
Mortgage banking revenue	169	161	162	5.0	4.3	330	335	(1.5)
Investment products fees	102	97	90	5.2	13.3	199	177	12.4
Other	138	123	126	12.2	9.5	261	275	(5.1)
Total fee revenue	3,374	3,032	2,981	11.3	13.2	6,406	5,817	10.1
Securities gains (losses), net	(49)	(35)	(57)	(40.0)	14.0	(84)	(57)	(47.4)
Total noninterest income	$3,325	$2,997	$2,924	10.9	13.7	$6,322	$5,760	9.8

Second quarter noninterest income of $3,325 million increased $401 million (13.7 percent) compared with the second quarter of 2025. The increase reflected higher fee revenue across all categories, including higher card revenue driven by increased credit card sales volume, higher corporate payment and treasury management revenue resulting from increased sales, higher trust and investment management fees due to business growth and favorable market conditions, higher lending and deposit-related fees, and higher capital markets revenue, driven by the contribution from BTIG following the acquisition, increased client-related derivative activity, higher corporate bond underwriting fees, and favorable market conditions.

Compared with the first quarter of 2026, noninterest income increased $328 million (10.9 percent). The increase reflected higher fee revenue across all categories, including higher card revenue driven by increased credit card sales volume and seasonality, higher corporate payment and treasury management revenue resulting from increased sales, higher merchant processing services due to seasonality, higher trust and investment management fees due to business growth and favorable market conditions, and higher capital markets revenue, driven by the contribution from BTIG following the acquisition and higher syndication activity.

U.S. Bancorp Second Quarter 2026 Results

NONINTEREST EXPENSE
($ in millions)				Percent Change
	2Q 2026	1Q 2026	2Q 2025	2Q26 vs 1Q26	2Q26 vs 2Q25	YTD 2026	YTD 2025	Percent Change

Compensation and employee benefits	$2,685	$2,628	$2,600	2.2	3.3	$5,313	$5,237	1.5
Net occupancy and equipment	303	304	301	(.3)	.7	607	607	—
Professional services	112	92	109	21.7	2.8	204	207	(1.4)
Marketing and business development	216	217	161	(.5)	34.2	433	343	26.2
Technology and communications	601	573	534	4.9	12.5	1,174	1,067	10.0
Other intangibles	114	110	124	3.6	(8.1)	224	247	(9.3)
Other	397	341	352	16.4	12.8	738	705	4.7
Total noninterest expense	$4,428	$4,265	$4,181	3.8	5.9	$8,693	$8,413	3.3

Second quarter noninterest expense was $4,428 million, an increase of $247 million (5.9 percent), compared with the second quarter of 2025. The increase reflected the impact of the BTIG acquisition, higher compensation and employee benefits expense, primarily due to stock-based compensation expense, higher technology and communications expense related to investments in product and technology development, increased marketing and business development initiatives, and higher other expense.
Compared with the first quarter of 2026, noninterest expense increased $163 million (3.8 percent). The increase reflected the impact of the BTIG acquisition, seasonally higher compensation and employee benefits expense, primarily due to stock-based compensation expense, higher professional services expense due to the timing of initiatives, higher technology and communications expense related to investments in product and technology development, and higher other expense.

Provision for Income Taxes
The provision for income taxes for the second quarter of 2026 resulted in a tax rate of 20.5 percent on a taxable-equivalent basis (effective tax rate of 19.7 percent), compared with 21.6 percent on a taxable-equivalent basis (effective tax rate of 20.6 percent) in the second quarter of 2025, and 20.3 percent on a taxable-equivalent basis (effective tax rate of 19.4 percent) in the first quarter of 2026.

U.S. Bancorp Second Quarter 2026 Results

ALLOWANCE FOR CREDIT LOSSES
($ in millions)	2Q 2026	%(a)	1Q 2026	%(a)	4Q 2025	%(a)	3Q 2025	%(a)	2Q 2025	%(a)
Balance, beginning of period	$7,977		$7,947		$7,897		$7,862		$7,915
Net charge-offs
Commercial	91.24		117.33		101.29		23.07		59.18
Lease financing	5.45		4.37		5.46		7.65		6.57
Total commercial	96.24		121.33		106.29		30.09		65.19
Commercial mortgages	13.12		2.02		(3)	(.03)	103	1.06	57.60
Construction and development	—	—	(10)	(.43)	—	—	—	—	—	—
Total commercial real estate	13.10		(8)	(.07)	(3)	(.02)	103.85		57.47

Residential mortgages	—	—	(1)	—	(2)	(.01)	(1)	—	(1)	—

Credit card	367	3.83	365	3.96	358	3.84	346	3.80	380	4.30

Retail leasing	14	1.50	18	2.07	17	1.89	17	1.81	10	1.04
Home equity and second mortgages	—	—	1.03		1.03		(2)	(.06)	—	—
Other	46.79		50.89		50.87		43.76		43.73
Total other retail	60.58		69.69		68.67		58.57		53.52
Total net charge-offs	536.53		546.56		527.54		536.56		554.59
Provision for credit losses	538		576		577		571		501
Balance, end of period	$7,979		$7,977		$7,947		$7,897		$7,862
Components
Allowance for loan losses	$7,645		$7,646		$7,605		$7,557		$7,537
Liability for unfunded credit commitments	334		331		342		340		325
Total allowance for credit losses	$7,979		$7,977		$7,947		$7,897		$7,862

Gross charge-offs	$676		$683		$651		$669		$683
Gross recoveries	$140		$137		$124		$133		$129

Allowance for credit losses as a percentage of
Period-end loans (%)	1.94		2.00		2.03		2.06		2.07
Nonperforming loans (%)	612		536		514		490		480
Nonperforming assets (%)	593		522		500		477		468

(a) Annualized and calculated on average loan balances.

U.S. Bancorp Second Quarter 2026 Results
The provision for credit losses was $538 million for the second quarter of 2026, compared with $576 million in the first quarter of 2026 and $501 million in the second quarter of 2025. The increase on a year-over-year basis was primarily driven by loan portfolio growth. The decrease on a linked quarter basis was primarily driven by stabilizing economic conditions and improving credit quality. While economic conditions have shown some stabilization, the Company continues to monitor economic uncertainty related to interest rates, inflationary pressures, including those related to evolving geopolitical events, as well as other economic factors that may affect the financial strength of corporate and consumer borrowers.
Total net charge-offs were $536 million in the second quarter of 2026, compared with $546 million in the first quarter of 2026 and $554 million in the second quarter of 2025. The net charge-off ratio was 0.53 percent compared with 0.56 percent in the first quarter of 2026 and 0.59 percent in the second quarter of 2025. The decrease in net charge-offs on a linked quarter basis was driven by lower net charge-offs on commercial loans, partially offset by higher net charge-offs on commercial real estate loans. Compared with the prior year quarter, lower net charge-offs on commercial real estate loans and credit card portfolios were partially offset by higher net charge-offs on commercial loans.
The allowance for credit losses was $7,979 million at June 30, 2026, compared with $7,977 million at March 31, 2026, and $7,862 million at June 30, 2025. The allowance for credit losses remained relatively stable compared with the linked quarter. The increase in the allowance for credit losses on a year-over-year basis was primarily driven by loan portfolio growth, partially offset by improved credit quality and stabilizing economic conditions. The allowance for credit losses represented 1.94 percent of period-end loans at June 30, 2026, and 612 percent of nonperforming loans at June 30, 2026.
Nonperforming assets were $1,346 million at June 30, 2026, compared with $1,528 million at March 31, 2026, and $1,680 million at June 30, 2025. The decrease from the linked quarter and the prior year quarter primarily reflected the resolution of nonperforming loans. The ratio of nonperforming assets to loans and other real estate was 0.33 percent at June 30, 2026. Accruing loans 90 days or more past due were $735 million at June 30, 2026, compared with $847 million at March 31, 2026, and $966 million at June 30, 2025. The linked quarter decrease in accruing loans 90 days or more past due was primarily due to improvement across all portfolios due to seasonality, while the decrease from the prior year quarter was primarily due to the resolution of elevated prior year delinquencies.

U.S. Bancorp Second Quarter 2026 Results

DELINQUENT LOAN RATIOS AS A PERCENT OF ENDING LOAN BALANCES
(Percent)	Jun 30 2026	Mar 31 2026	Dec 31 2025	Sep 30 2025	Jun 30 2025

Delinquent loan ratios - 90 days or more past due
Commercial	.01	.02	.01	.01	.01
Commercial real estate	.01	.03	.03	.04	.28
Residential mortgages	.20	.23	.25	.26	.28
Credit card	1.13	1.29	1.27	1.26	1.26
Other retail	.10	.13	.13	.13	.13
Total loans	.18	.21	.22	.22	.25

Delinquent loan ratios - 90 days or more past due and nonperforming loans
Commercial	.26	.44	.50	.52	.42
Commercial real estate	1.09	1.07	1.09	1.24	1.86
Residential mortgages	.35	.36	.38	.38	.40
Credit card	1.13	1.29	1.27	1.26	1.26
Other retail	.48	.52	.53	.51	.51
Total loans	.50	.58	.61	.64	.68

ASSET QUALITY(a)
($ in millions)
	Jun 30 2026	Mar 31 2026	Dec 31 2025	Sep 30 2025	Jun 30 2025
Nonperforming loans
Commercial	$377	$622	$695	$708	$548
Lease financing	25	26	22	25	27
Total commercial	402	648	717	733	575
Commercial mortgages	538	488	504	558	732
Construction and development	30	34	14	21	31
Total commercial real estate	568	522	518	579	763
Residential mortgages	171	159	151	143	145
Credit card	—	—	—	—	—
Other retail	162	159	161	155	154
Total nonperforming loans	1,303	1,488	1,547	1,610	1,637
Other real estate	24	22	24	23	21
Other nonperforming assets	19	18	19	21	22
Total nonperforming assets	$1,346	$1,528	$1,590	$1,654	$1,680
Accruing loans 90 days or more past due	$735	$847	$853	$840	$966
Nonperforming assets to loans plus ORE (%)	.33	.38	.41	.43	.44

(a) Throughout this document, nonperforming assets and related ratios do not include accruing loans 90 days or more past due

U.S. Bancorp Second Quarter 2026 Results

COMMON SHARES
(Millions)	2Q 2026	1Q 2026	4Q 2025	3Q 2025	2Q 2025

Beginning shares outstanding	1,555	1,555	1,556	1,558	1,560
Shares issued for stock incentive plans,
acquisitions and other corporate purposes	6	5	2	—	—
Shares repurchased	(3)	(5)	(3)	(2)	(2)
Ending shares outstanding	1,558	1,555	1,555	1,556	1,558

CAPITAL POSITION				Preliminary Data
($ in millions)	Jun 30 2026	Mar 31 2026	Dec 31 2025	Sep 30 2025	Jun 30 2025

Total U.S. Bancorp shareholders' equity	$67,432	$65,786	$65,193	$63,340	$61,438

Basel III Standardized Approach
Common equity tier 1 capital	$53,575	$52,648	$51,665	$50,587	$49,382
Tier 1 capital	60,802	59,899	58,917	57,839	56,630
Total risk-based capital	71,429	69,163	68,087	66,820	65,752

Common equity tier 1 capital ratio	10.8%	10.8%	10.8%	10.9%	10.7%
Tier 1 capital ratio	12.2	12.3	12.3	12.4	12.3
Total risk-based capital ratio	14.4	14.2	14.2	14.4	14.3
Leverage ratio	8.9	8.8	8.7	8.6	8.5

Common equity to assets	8.4	8.4	8.4	8.1	8.0
Tangible common equity to tangible assets(a)	6.6	6.7	6.7	6.4	6.1
Tangible common equity to risk-weighted assets(a)	9.4	9.4	9.4	9.3	9.0

(a)See Non-GAAP Financial Measures reconciliation on page 16.

Total U.S. Bancorp shareholders’ equity was $67.4 billion at June 30, 2026, compared with $65.8 billion at March 31, 2026, and $61.4 billion at June 30, 2025. The increase included the impact of common shares issued as consideration for the acquisition of BTIG. During the second quarter of 2026, the Company continued repurchasing shares under its $5.0 billion common stock repurchase authorization, including repurchases in connection with its stock-based compensation plans.

All regulatory capital ratios continue to be in excess of “well-capitalized” requirements. The common equity tier 1 capital to risk-weighted assets ratio using the Basel III standardized approach was 10.8 percent at June 30, 2026, and March 31, 2026, compared with 10.7 percent at June 30, 2025.

U.S. Bancorp Second Quarter 2026 Results

Investor Conference Call
On Thursday, July 16, 2026 at 7 a.m. CT, Chairman and Chief Executive Officer Gunjan Kedia and Vice Chair and Chief Financial Officer John Stern will host a conference call to review the financial results. The live conference call will be available online or by telephone. To access the webcast and presentation, visit the U.S. Bancorp website at usbank.com and click on “About us”, “Investor relations”, “News & events” and “Webcasts & presentations.” To access the conference call from locations within the United States and Canada, please dial 888-210-4659. Participants calling from outside the United States and Canada, please dial 646-960-0383. The access code for all participants is 7269933. For those unable to participate during the live call, a replay will be available beginning at approximately 10 a.m. CT on July 16, 2026. To access the replay, please visit the U.S. Bancorp website at usbank.com and click on “About us”, “Investor relations”, “News & events” and “Webcasts & presentations.”

About U.S. Bancorp
Headquartered in Minneapolis, U.S. Bancorp is the parent company of U.S. Bank National Association, the fifth-largest commercial bank in the United States. The company's three major business lines serve 15 million clients globally, and its team of nearly 70,000 people invest their hearts and minds to power human potential every day. Ranked 110th on the Fortune 500, U.S. Bancorp is deeply respected for its culture and long-term stewardship and admired for its diversified business mix and product capabilities.

Forward-looking Statements
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.
This press release contains forward-looking statements about U.S. Bancorp. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are based on the information available to, and assumptions and estimates made by, management as of the date hereof. These forward-looking statements cover, among other things, future economic conditions and the anticipated future revenue, expenses, financial condition, asset quality, capital and liquidity levels, plans, prospects, targets, initiatives and operations of U.S. Bancorp. Forward-looking statements often use words such as “anticipates,” “targets,” “expects,” “hopes,” “estimates,” “projects,” “forecasts,” “intends,” “plans,” “goals,” “believes,” “continue” and other similar expressions or future or conditional verbs such as “will,” “may,” “might,” “should,” “would” and “could.”
Forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those set forth in forward-looking statements, including the following risks and uncertainties:
•Deterioration in general business, political and economic conditions or turbulence in domestic or global financial markets, which could adversely affect U.S. Bancorp’s revenues and the values of its assets and liabilities, reduce the availability of funding to certain financial institutions, lead to a tightening of credit, and increase stock price volatility;
•Changes to statutes, regulations, or regulatory policies or practices, including capital and liquidity requirements, and the enforcement and interpretation of such laws and regulations, and U.S. Bancorp’s ability to address or satisfy those requirements and other requirements or conditions imposed by regulatory entities;
•Changes in trade policy, including the imposition of tariffs or the impacts of retaliatory tariffs;
•Changes in interest rates;
•Increases in unemployment rates;
•Deterioration in the credit quality of U.S. Bancorp's loan portfolios or in the value of the collateral securing those loans;
•Changes in commercial real estate occupancy rates;
•Increases in FDIC assessments, including due to bank failures;
•Actions taken by governmental agencies to stabilize or reform the financial system and the effectiveness of such actions;
•Turmoil and volatility in the financial services industry;
•Risks related to originating and selling mortgages, including repurchase and indemnity demands, and related to U.S. Bancorp’s role as a loan servicer;
•Impacts of current, pending or future litigation and governmental proceedings;
•Increased competitive pressure;
•Changes in customer behavior and preferences and the ability to implement technological changes to respond to customer needs and meet competitive demands;

U.S. Bancorp Second Quarter 2026 Results
•Breaches in data security;
•Failures or disruptions in or breaches of U.S. Bancorp’s operational, technology or security systems or infrastructure, or those of third parties, including as a result of cybersecurity incidents;
•Failures to safeguard personal information;
•Impacts of pandemics, natural disasters, terrorist activities, civil unrest, international hostilities and geopolitical events, including those arising from conflict in the Middle East;
•Impacts of supply chain disruptions, rising inflation, slower growth or a recession;
•Effects of climate change and related physical and transition risks;
•Failure to execute on strategic or operational plans;
•Effects of mergers and acquisitions, such as the acquisition of Condor Trading LP and its subsidiaries, including BTIG, LLC, and related integration, including that the expected benefits may take longer than anticipated to achieve or may not be achieved in entirety or at all and the costs relating to the combination may be greater than expected;
•Effects of critical accounting policies and judgments;
•Effects of changes in or interpretations of tax laws and regulations;
•Management’s ability to effectively manage credit risk, market risk, operational risk, compliance risk, strategic risk, interest rate risk, and liquidity risk; and
•The risks and uncertainties more fully discussed in the section entitled “Risk Factors” of U.S. Bancorp’s Form 10-K for the year ended December 31, 2025, and subsequent filings with the Securities and Exchange Commission.

Factors other than these risks also could adversely affect U.S. Bancorp’s results, and the reader should not consider these risks to be a complete set of all potential risks or uncertainties. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements speak only as of the date hereof, and U.S. Bancorp undertakes no obligation to update them in light of new information or future events.

Non-GAAP Financial Measures
In addition to capital ratios defined by banking regulators, the Company considers various other measures when evaluating capital utilization and adequacy, including:
•Tangible common equity to tangible assets,
•Tangible common equity to risk-weighted assets,
•Tangible book value per common share, and
•Return on tangible common equity.
These capital measures are viewed by management as useful additional methods of evaluating the Company’s utilization of its capital held and the level of capital available to withstand unexpected negative market or economic conditions. Additionally, presentation of these measures allows investors, analysts and banking regulators to assess the Company’s capital position and use of capital relative to other financial services companies. These capital measures are not defined in generally accepted accounting principles (“GAAP”) or in banking regulations. Management believes this information helps investors assess trends in the Company’s capital utilization and adequacy.
The Company also discloses net interest income and related ratios and analysis on a taxable-equivalent basis, which may also be considered non-GAAP financial measures. The Company believes this presentation to be the preferred industry measurement of net interest income as it provides a relevant comparison of net interest income arising from taxable and tax-exempt sources. In addition, certain performance measures utilize net interest income on a taxable-equivalent basis, including the efficiency ratio, operating leverage, net interest margin, and tax rate.
There may be limits in the usefulness of these measures to investors. As a result, the Company encourages readers to consider the consolidated financial statements and other financial information contained in this press release in their entirety, and not to rely on any single financial measure. A table follows that shows the Company’s calculation of these non-GAAP financial measures.

CONSOLIDATED STATEMENT OF INCOME
(Dollars and Shares in Millions, Except Per Share Data)	Three Months Ended June 30,		Six Months Ended June 30,
(Unaudited)	2026	2025	2026	2025
Interest Income
Loans	$5,728	$5,548	$11,254	$11,081
Loans held for sale	43	59	78	87
Investment securities	1,344	1,355	2,647	2,663
Other interest income	483	642	1,026	1,289
Total interest income	7,598	7,604	15,005	15,120
Interest Expense
Deposits	2,330	2,541	4,614	5,052
Short-term borrowings	249	291	463	540
Long-term debt	658	721	1,304	1,385
Total interest expense	3,237	3,553	6,381	6,977
Net interest income	4,361	4,051	8,624	8,143
Provision for credit losses	538	501	1,114	1,038
Net interest income after provision for credit losses	3,823	3,550	7,510	7,105
Noninterest Income
Card revenue	435	413	826	787
Corporate payment and treasury management revenue	440	421	848	821
Merchant processing services	485	474	921	889
Trust and investment management fees	785	703	1,530	1,383
Lending and deposit-related fees	308	277	602	543
Capital markets revenue	512	315	889	607
Mortgage banking revenue	169	162	330	335
Investment products fees	102	90	199	177
Securities gains (losses), net	(49)	(57)	(84)	(57)
Other	138	126	261	275
Total noninterest income	3,325	2,924	6,322	5,760
Noninterest Expense
Compensation and employee benefits	2,685	2,600	5,313	5,237
Net occupancy and equipment	303	301	607	607
Professional services	112	109	204	207
Marketing and business development	216	161	433	343
Technology and communications	601	534	1,174	1,067
Other intangibles	114	124	224	247
Other	397	352	738	705
Total noninterest expense	4,428	4,181	8,693	8,413
Income before income taxes	2,720	2,293	5,139	4,452
Applicable income taxes	537	472	1,006	915
Net income	2,183	1,821	4,133	3,537
Net (income) loss attributable to noncontrolling interests	(6)	(6)	(11)	(13)
Net income attributable to U.S. Bancorp	$2,177	$1,815	$4,122	$3,524
Net income applicable to U.S. Bancorp common shareholders	$2,098	$1,733	$3,939	$3,336

Earnings per common share	$1.35	$1.11	$2.53	$2.14
Diluted earnings per common share	$1.35	$1.11	$2.53	$2.14
Dividends declared per common share	$.52	$.50	$1.04	$1.00
Average common shares outstanding	1,554	1,559	1,554	1,559
Average diluted common shares outstanding	1,555	1,559	1,555	1,560

CONSOLIDATED ENDING BALANCE SHEET
(Dollars in Millions) (Unaudited)	June 30, 2026	December 31, 2025	June 30, 2025
Assets
Cash and due from banks	$66,491	$46,890	$57,807
Investment securities
Held-to-maturity	74,085	76,170	77,879
Available-for-sale	89,085	90,838	90,577
Loans held for sale	3,038	2,538	2,288
Loans
Commercial	159,655	148,161	141,582
Commercial real estate	52,348	48,920	48,181
Residential mortgages	117,311	115,885	114,475
Credit card	39,079	38,031	35,857
Other retail	41,907	40,338	40,148
Total loans	410,300	391,335	380,243
Less allowance for loan losses	(7,645)	(7,605)	(7,537)
Net loans	402,655	383,730	372,706
Premises and equipment	3,847	3,768	3,625
Goodwill	13,234	12,635	12,637
Other intangible assets	4,999	4,904	5,285
Other assets	68,484	70,872	63,566
Total assets	$725,918	$692,345	$686,370

Liabilities and Shareholders' Equity
Deposits
Noninterest-bearing	$85,791	$84,116	$86,972
Interest-bearing	446,275	438,100	431,745
Total deposits	532,066	522,216	518,717
Short-term borrowings	37,337	17,162	15,039
Long-term debt	58,671	60,764	64,013
Other liabilities	29,949	26,552	26,705
Total liabilities	658,023	626,694	624,474
Shareholders' equity
Preferred stock	6,808	6,808	6,808
Common stock	21	21	21
Capital surplus	8,773	8,728	8,706
Retained earnings	83,241	80,906	78,652
Less treasury stock	(24,300)	(24,283)	(24,140)
Accumulated other comprehensive income (loss)	(7,111)	(6,987)	(8,609)
Total U.S. Bancorp shareholders' equity	67,432	65,193	61,438
Noncontrolling interests	463	458	458
Total equity	67,895	65,651	61,896
Total liabilities and equity	$725,918	$692,345	$686,370

NON-GAAP FINANCIAL MEASURES
(Dollars in Millions, Unaudited)	June 30, 2026		March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025
Total equity	$67,895		$66,247	$65,651	$63,798	$61,896
Preferred stock	(6,808)		(6,808)	(6,808)	(6,808)	(6,808)
Noncontrolling interests	(463)		(461)	(458)	(458)	(458)
Common equity(a)	60,624		58,978	58,385	56,532	54,630
Goodwill (net of deferred tax liability)(1)	(12,193)		(11,588)	(11,603)	(11,603)	(11,613)
Intangible assets (net of deferred tax liability), other than mortgage servicing rights	(1,624)		(1,429)	(1,507)	(1,605)	(1,699)
Tangible common equity(b)	46,807		45,961	45,275	43,324	41,318

Total assets(c)	725,918		700,998	692,345	695,357	686,370
Goodwill (net of deferred tax liability)(1)	(12,193)		(11,588)	(11,603)	(11,603)	(11,613)
Intangible assets (net of deferred tax liability), other than mortgage servicing rights	(1,624)		(1,429)	(1,507)	(1,605)	(1,699)
Tangible assets(d)	712,101		687,981	679,235	682,149	673,058

Risk-weighted assets, determined in accordance with prescribed regulatory capital requirements effective for the Company(e)	496,488	*	487,958	480,382	465,092	459,521
Common shares outstanding(f)	1,558		1,555	1,555	1,556	1,558

Ratios *
Common equity to assets(a)/(c)	8.4%		8.4%	8.4%	8.1%	8.0%
Tangible common equity to tangible assets(b)/(d)	6.6		6.7	6.7	6.4	6.1
Tangible common equity to risk-weighted assets(b)/(e)	9.4		9.4	9.4	9.3	9.0
Tangible book value per common share(b)/(f)	$30.04		$29.56	$29.12	$27.84	$26.52

	Three Months Ended
	June 30, 2026		March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025
Net income applicable to U.S. Bancorp common shareholders	$2,098		$1,841	$1,965	$1,893	$1,733
Intangibles amortization (net-of-tax)	90		87	100	99	98
Net income applicable to U.S. Bancorp common shareholders, excluding intangibles amortization	2,188		1,928	2,065	1,992	1,831
Annualized net income applicable to U.S. Bancorp common shareholders, excluding intangibles amortization(g)	8,776		7,819	8,193	7,903	7,344

Average total equity	67,327		66,315	65,048	63,101	61,356
Average preferred stock	(6,808)		(6,808)	(6,808)	(6,808)	(6,808)
Average noncontrolling interests	(462)		(458)	(458)	(458)	(457)
Average goodwill (net of deferred tax liability)(1)	(11,796)		(11,601)	(11,599)	(11,609)	(11,544)
Average intangible assets (net of deferred tax liability), other than mortgage servicing rights	(1,409)		(1,474)	(1,568)	(1,659)	(1,734)
Average tangible common equity(h)	46,852		45,974	44,615	42,567	40,813

Return on tangible common equity(g)/(h)	18.7%		17.0%	18.4%	18.6%	18.0%

Net interest income	$4,361		$4,263	$4,284	$4,222	$4,051
Taxable-equivalent adjustment(2)	26		28	28	29	29
Net interest income, on a taxable-equivalent basis	4,387		4,291	4,312	4,251	4,080

Net interest income, on a taxable-equivalent basis (as calculated above)	4,387		4,291	4,312	4,251	4,080
Noninterest income	3,325		2,997	3,053	3,078	2,924
Less: Securities gains (losses), net	(49)		(35)	3	(7)	(57)
Total net revenue, excluding net securities gains (losses)(i)	7,761		7,323	7,362	7,336	7,061

Noninterest expense(j)	4,428		4,265	4,227	4,197	4,181

Efficiency ratio(j)/(i)	57.1%		58.2%	57.4%	57.2%	59.2%
* Preliminary data. Subject to change prior to filings with applicable regulatory agencies.
(1)Includes goodwill related to certain investments in unconsolidated financial institutions per prescribed regulatory requirements.
(2)Based on a federal income tax rate of 21 percent for those assets and liabilities whose income or expense is not included for federal income tax purposes.

NON-GAAP FINANCIAL MEASURES
	Three Months Ended
(Dollars in Millions, Unaudited)	June 30, 2026	June 30, 2025	Percent Change
Net interest income	$4,361	$4,051
Taxable-equivalent adjustment(1)	26	29
Net interest income, on a taxable-equivalent basis	4,387	4,080

Net interest income, on a taxable-equivalent basis (as calculated above)	4,387	4,080
Noninterest income	3,325	2,924
Less: Securities gains (losses), net	(49)	(57)
Total net revenue, excluding net securities gains (losses)	7,761	7,061	9.9%	(a)

Noninterest expense	4,428	4,181	5.9%	(b)

Operating leverage(a) - (b)	4.0%

(1)Based on a federal income tax rate of 21 percent for those assets and liabilities whose income or expense is not included for federal income tax purposes.

Business Segment Schedules Second Quarter 2026
WEALTH, CORPORATE, COMMERCIAL AND INSTITUTIONAL BANKING CONSUMER AND BUSINESS BANKING PAYMENT SERVICES TREASURY AND CORPORATE SUPPORT

BUSINESS SEGMENT FINANCIAL PERFORMANCE						Preliminary data
($ in millions)	Net Income Attributable to U.S. Bancorp			Percent Change		Net Income Attributable to U.S. Bancorp
Business Segment	2Q 2026	1Q 2026	2Q 2025	2Q26 vs 1Q26	2Q26 vs 2Q25	YTD 2026	YTD 2025	Percent Change
Wealth, Corporate, Commercial and Institutional Banking	$1,530	$1,455	$1,174	5.2	30.3	$2,985	$2,397	24.5
Consumer and Business Banking	589	570	616	3.3	(4.4)	1,159	1,154.4
Payment Services	225	272	235	(17.3)	(4.3)	497	494.6
Treasury and Corporate Support	(167)	(352)	(210)	52.6	20.5	(519)	(521)	.4
Consolidated Company	$2,177	$1,945	$1,815	11.9	19.9	$4,122	$3,524	17.0

	Income Before Provision and Taxes			Percent Change		Income Before Provision and Taxes
	2Q 2026	1Q 2026	2Q 2025	2Q26 vs 1Q26	2Q26 vs 2Q25	YTD 2026	YTD 2025	Percent Change
Wealth, Corporate, Commercial and Institutional Banking	$2,169	$2,005	$1,743	8.2	24.4	$4,174	$3,416	22.2
Consumer and Business Banking	863	832	859	3.7	.5	1,695	1,639	3.4
Payment Services	685	710	698	(3.5)	(1.9)	1,395	1,360	2.6
Treasury and Corporate Support	(433)	(524)	(477)	17.4	9.2	(957)	(866)	(10.5)
Consolidated Company	$3,284	$3,023	$2,823	8.6	16.3	$6,307	$5,549	13.7
Business Segments
The Company’s major business segments are Wealth, Corporate, Commercial and Institutional Banking, Consumer and Business Banking, Payment Services, and Treasury and Corporate Support. Business segment results are derived from the Company’s business unit profitability reporting systems by specifically attributing managed balance sheet assets, deposits and other liabilities and their related income or expense. Designations, assignments and allocations change from time to time as management systems are enhanced, methods of evaluating performance or product lines change or business segments are realigned to better respond to the Company’s diverse customer base. During 2026, certain organization and methodology changes were made, including moving the Impact Finance business unit from the Treasury and Corporate Support business segment to the Wealth, Corporate, Commercial and Institutional Banking business segment. In addition, card revenue generated from debit cards, which was previously included in the Payment Services business segment, is now included in the Consumer and Business Banking business segment. Prior period results were recast and presented on a comparable basis.

WEALTH, CORPORATE, COMMERCIAL AND INSTITUTIONAL BANKING						Preliminary data
($ in millions)				Percent Change
	2Q 2026	1Q 2026	2Q 2025	2Q26 vs 1Q26	2Q26 vs 2Q25	YTD 2026	YTD 2025	Percent Change
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$1,937	$1,874	$1,724	3.4	12.4	$3,811	$3,432	11.0
Noninterest income	1,834	1,608	1,496	14.1	22.6	3,442	2,918	18.0
Total net revenue	3,771	3,482	3,220	8.3	17.1	7,253	6,350	14.2
Noninterest expense	1,602	1,477	1,477	8.5	8.5	3,079	2,934	4.9
Income before provision and taxes	2,169	2,005	1,743	8.2	24.4	4,174	3,416	22.2
Provision for credit losses	129	65	178	98.5	(27.5)	194	220	(11.8)
Income before income taxes	2,040	1,940	1,565	5.2	30.4	3,980	3,196	24.5
Income taxes and taxable-equivalent adjustment	510	485	391	5.2	30.4	995	799	24.5
Net income	1,530	1,455	1,174	5.2	30.3	2,985	2,397	24.5
Net (income) loss attributable to noncontrolling interests	—	—	—	—	—	—	—	—
Net income attributable to U.S. Bancorp	$1,530	$1,455	$1,174	5.2	30.3	$2,985	$2,397	24.5

Average Balance Sheet Data
Loans	$213,957	$203,948	$185,545	4.9	15.3	$208,980	$183,872	13.7
Other earning assets	16,112	15,378	13,930	4.8	15.7	15,747	13,538	16.3
Goodwill	5,028	4,826	4,826	4.2	4.2	4,928	4,825	2.1
Other intangible assets	645	682	817	(5.4)	(21.1)	663	840	(21.1)
Assets	268,412	256,221	234,434	4.8	14.5	262,350	232,532	12.8

Noninterest-bearing deposits	57,877	57,796	55,230.1		4.8	57,837	55,581	4.1
Interest-bearing deposits	227,688	230,175	213,621	(1.1)	6.6	228,924	216,457	5.8
Total deposits	285,565	287,971	268,851	(.8)	6.2	286,761	272,038	5.4

Total U.S. Bancorp shareholders' equity	25,064	24,204	23,700	3.6	5.8	24,636	23,604	4.4

Wealth, Corporate, Commercial and Institutional Banking provides core banking, specialized lending, transaction and payment processing, capital markets, asset management, and brokerage and investment related services to wealth, middle market, large corporate, commercial real estate, government and institutional clients, and also includes investments in tax-advantaged projects.

Wealth, Corporate, Commercial and Institutional Banking generated $2,169 million of income before provision and taxes in the second quarter of 2026, compared with $1,743 million in the second quarter of 2025, and contributed $1,530 million of the Company’s net income in the second quarter of 2026.

Total net revenue increased compared with the second quarter of 2025 driven by higher net interest income due to higher loan and deposit balances, as well as an increase in noninterest income, primarily due to the contribution from the BTIG acquisition and higher revenue across most fee categories.

Noninterest expense increased compared with the second quarter of 2025, primarily due to the results of the BTIG acquisition and higher compensation and employee benefits expense.

The provision for credit losses decreased compared with the second quarter of 2025, primarily due to improving credit quality.

CONSUMER AND BUSINESS BANKING						Preliminary data
($ in millions)				Percent Change
	2Q 2026	1Q 2026	2Q 2025	2Q26 vs 1Q26	2Q26 vs 2Q25	YTD 2026	YTD 2025	Percent Change
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$1,836	$1,799	$1,841	2.1	(.3)	$3,635	$3,608.7
Noninterest income	537	515	535	4.3	.4	1,052	1,058	(.6)
Total net revenue	2,373	2,314	2,376	2.5	(.1)	4,687	4,666.5
Noninterest expense	1,510	1,482	1,517	1.9	(.5)	2,992	3,027	(1.2)
Income before provision and taxes	863	832	859	3.7	.5	1,695	1,639	3.4
Provision for credit losses	78	72	37	8.3	nm	150	99	51.5
Income before income taxes	785	760	822	3.3	(4.5)	1,545	1,540.3
Income taxes and taxable-equivalent adjustment	196	190	206	3.2	(4.9)	386	386	—
Net income	589	570	616	3.3	(4.4)	1,159	1,154.4
Net (income) loss attributable to noncontrolling interests	—	—	—	—	—	—	—	—
Net income attributable to U.S. Bancorp	$589	$570	$616	3.3	(4.4)	$1,159	$1,154.4

Average Balance Sheet Data
Loans	$144,008	$144,192	$149,500	(.1)	(3.7)	$144,100	$151,702	(5.0)
Other earning assets	2,650	2,409	4,875	10.0	(45.6)	2,530	3,335	(24.1)
Goodwill	4,326	4,326	4,326	—	—	4,326	4,326	—
Other intangible assets	3,910	3,913	4,277	(.1)	(8.6)	3,912	4,322	(9.5)
Assets	157,112	156,975	165,129.1		(4.9)	157,044	165,877	(5.3)

Noninterest-bearing deposits	18,632	18,380	19,732	1.4	(5.6)	18,507	19,502	(5.1)
Interest-bearing deposits	206,430	203,716	200,548	1.3	2.9	205,082	199,628	2.7
Total deposits	225,062	222,096	220,280	1.3	2.2	223,589	219,130	2.0

Total U.S. Bancorp shareholders' equity	12,865	13,109	13,563	(1.9)	(5.1)	12,986	13,637	(4.8)

Consumer and Business Banking comprises consumer banking, small business banking, debit cards and consumer lending. Products and services are delivered through banking offices, telephone servicing and sales, online services, direct mail, ATMs, mobile devices, distributed mortgage loan officers, and intermediary relationships including auto dealerships, mortgage banks, and strategic business partners.

Consumer and Business Banking generated $863 million of income before provision and taxes in the second quarter of 2026, compared with $859 million in the second quarter of 2025, and contributed $589 million of the Company’s net income in the second quarter of 2026.

Total net revenue and noninterest expense were relatively stable compared with the second quarter of 2025.

The provision for credit losses increased compared with the second quarter of 2025, primarily due to loan sales completed in the prior year.

PAYMENT SERVICES						Preliminary data
($ in millions)				Percent Change
	2Q 2026	1Q 2026	2Q 2025	2Q26 vs 1Q26	2Q26 vs 2Q25	YTD 2026	YTD 2025	Percent Change
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$774	$794	$730	(2.5)	6.0	$1,568	$1,472	6.5
Noninterest income	1,038	925	984	12.2	5.5	1,963	1,896	3.5
Total net revenue	1,812	1,719	1,714	5.4	5.7	3,531	3,368	4.8
Noninterest expense	1,127	1,009	1,016	11.7	10.9	2,136	2,008	6.4
Income before provision and taxes	685	710	698	(3.5)	(1.9)	1,395	1,360	2.6
Provision for credit losses	385	347	384	11.0	.3	732	701	4.4
Income before income taxes	300	363	314	(17.4)	(4.5)	663	659.6
Income taxes and taxable-equivalent adjustment	75	91	79	(17.6)	(5.1)	166	165.6
Net income	225	272	235	(17.3)	(4.3)	497	494.6
Net (income) loss attributable to noncontrolling interests	—	—	—	—	—	—	—	—
Net income attributable to U.S. Bancorp	$225	$272	$235	(17.3)	(4.3)	$497	$494.6

Average Balance Sheet Data
Loans	$45,947	$44,003	$42,224	4.4	8.8	$44,980	$41,917	7.3
Other earning assets	7	5	5	40.0	40.0	6	31	(80.6)
Goodwill	3,479	3,481	3,425	(.1)	1.6	3,480	3,409	2.1
Other intangible assets	241	238	258	1.3	(6.6)	240	254	(5.5)
Assets	51,171	49,009	47,840	4.4	7.0	50,096	47,338	5.8

Noninterest-bearing deposits	2,390	2,425	2,439	(1.4)	(2.0)	2,407	2,527	(4.7)
Interest-bearing deposits	93	94	95	(1.1)	(2.1)	93	95	(2.1)
Total deposits	2,483	2,519	2,534	(1.4)	(2.0)	2,500	2,622	(4.7)

Total U.S. Bancorp shareholders' equity	10,692	10,596	10,234.9		4.5	10,644	10,232	4.0

Payment Services includes consumer and business credit cards, stored-value cards, corporate, government and purchasing card services and merchant processing.

Payment Services generated $685 million of income before provision and taxes in the second quarter of 2026, compared with $698 million in the second quarter of 2025, and contributed $225 million of the Company’s net income in the second quarter of 2026.

Total net revenue increased compared with the second quarter of 2025, driven by an increase in net interest income, primarily due to higher loan balances, and an increase in noninterest income, primarily due to higher card revenue and corporate payment and treasury management revenue.

Noninterest expense increased primarily due to higher compensation and employee benefits expense, marketing and business development expense, and other expense.

The provision for credit losses was relatively stable compared with the second quarter of 2025.

TREASURY AND CORPORATE SUPPORT						Preliminary data
($ in millions)				Percent Change
	2Q 2026	1Q 2026	2Q 2025	2Q26 vs 1Q26	2Q26 vs 2Q25	YTD 2026	YTD 2025	Percent Change
Condensed Income Statement
Net interest income (taxable-equivalent basis)	($160)	($176)	($215)	9.1	25.6	($336)	($310)	(8.4)
Noninterest income	(84)	(51)	(91)	(64.7)	7.7	(135)	(112)	(20.5)
Total net revenue	(244)	(227)	(306)	(7.5)	20.3	(471)	(422)	(11.6)
Noninterest expense	189	297	171	(36.4)	10.5	486	444	9.5
Income (loss) before provision and taxes	(433)	(524)	(477)	17.4	9.2	(957)	(866)	(10.5)
Provision for credit losses	(54)	92	(98)	nm	44.9	38	18	nm
Income (loss) before income taxes	(379)	(616)	(379)	38.5	—	(995)	(884)	(12.6)
Income taxes and taxable-equivalent adjustment	(218)	(269)	(175)	19.0	(24.6)	(487)	(376)	(29.5)
Net income	(161)	(347)	(204)	53.6	21.1	(508)	(508)	—
Net (income) loss attributable to noncontrolling interests	(6)	(5)	(6)	(20.0)	—	(11)	(13)	15.4
Net income (loss) attributable to U.S. Bancorp	($167)	($352)	($210)	52.6	20.5	($519)	($521)	.4

Average Balance Sheet Data
Loans	$1,569	$1,417	$1,260	10.7	24.5	$1,493	$1,286	16.1
Other earning assets	204,751	212,810	216,003	(3.8)	(5.2)	208,759	216,113	(3.4)
Goodwill	—	—	—	—	—	—	—	—
Other intangible assets	6	7	8	(14.3)	(25.0)	6	8	(25.0)
Assets	218,015	226,077	225,938	(3.6)	(3.5)	222,024	225,631	(1.6)

Noninterest-bearing deposits	1,712	2,027	1,716	(15.5)	(.2)	1,869	1,795	4.1
Interest-bearing deposits	258	506	9,509	(49.0)	(97.3)	381	9,117	(95.8)
Total deposits	1,970	2,533	11,225	(22.2)	(82.4)	2,250	10,912	(79.4)

Total U.S. Bancorp shareholders' equity	18,244	17,948	13,402	1.6	36.1	18,098	12,785	41.6

Treasury and Corporate Support includes the Company’s investment portfolios, funding, capital management, interest rate risk management, income taxes not allocated to the business segments, and the residual aggregate of those expenses associated with corporate activities that are managed on a consolidated basis.

Treasury and Corporate Support generated a $433 million loss before provision and taxes in the second quarter of 2026, compared with a $477 million loss before provision and taxes in the second quarter of 2025, and recorded a net loss of $167 million in the second quarter of 2026.

Total net revenue increased compared with the second quarter of 2025, driven by higher net interest income, primarily due to an improved earning assets mix, lower funding costs, and benefits from fixed asset repricing, partially offset by lower cash balances.

Noninterest expense increased compared with the second quarter of 2025 primarily due to higher technology and communications expense and marketing and business development expense, partially offset by lower compensation and employee benefits expense and other expense.

The provision for credit losses increased compared with the second quarter of 2025 primarily due to stronger company loan growth.

Income taxes are assessed to each business segment at a managerial tax rate of 25.0 percent with the residual tax expense or benefit to arrive at the consolidated effective tax rate included in Treasury and Corporate Support.